Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made and entered into as of March 13, 2008 by and between Mike Kwon (“Kwon”) and Axesstel, Inc., a Nevada corporation (“Axesstel”), with respect to the following facts:

A. Kwon has served as the CEO of Axesstel pursuant to the terms of an Employment Agreement with Axesstel, effective November 21, 2007, as subsequently amended (the “Employment Agreement”), and has voluntarily resigned as an officer and director of Axesstel effective as of March 13, 2008.

B. Concurrently with the execution of this Agreement, Kwon is entering into a Consulting Agreement with Axesstel of even date herewith (the “Consulting Agreement”).

C. In this Agreement, Kwon and Axesstel desire to formally document: (i) the terms of Kwon’s separation from Axesstel; and (ii) Axesstel’s and Kwon’s mutual releases of claims against each other.

NOW, THEREFORE, for and in consideration of the execution of this Agreement within the time frame provided for herein, and the mutual covenants contained in the following paragraphs, Axesstel and Kwon agree as follows:

1. Payment of Wages and other Compensation. Kwon acknowledges that he has been paid for all of his wages, performance bonuses and his accrued and unused vacation time through the date this Agreement, his last day of work. Kwon also acknowledges receipt of all other payments due under the Employment Agreement and any prior agreements with Axesstel, including specifically all performance-based compensation and any severance obligations. Axesstel agrees to reimburse Kwon for any business expenses incurred, but not yet reimbursed, in accordance with Axesstel’s standard reimbursement policies.

2. Assignment and Assumption of Insurance Policy. Axesstel assigns Transamerica Occidental insurance policy number 42276512 (the “Policy”) for which the current premium has been paid, and Kwon assumes all obligations under the Policy, including the obligation to pay future ongoing premiums. Each of Axesstel and Kwon agree to take such further actions and execute such documents as may be necessary to effect the assignment and assumption of the Policy. In addition, Axesstel currently maintains a key-man life insurance policy for which Axesstel is identified as the beneficiary. At the end of the current premium period, Axesstel will consent to an assignment of that policy to Kwon, and will cooperate at Kwon’s request, in requesting a transfer of that key man life insurance policy to Kwon.

3. General Releases. In consideration of the covenants in this Agreement and the Consulting Agreement, Axesstel and Kwon for themselves, their heirs, executors, administrators, assigns and successors, current, former and future parents, subsidiaries, related entities, fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns fully and forever release and discharge each other and their heirs, executors, administrators, assigns and successors, current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, “Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to Kwon’s employment with Axesstel prior to the date of this Agreement, any prior employment agreement between the two parties and any prior separation agreement between the two parties. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to constitute a waiver or release of Kwon’s claims for indemnification pursuant to the terms of the Indemnification Agreement between Axesstel and Kwon dated as of January 5, 2004, any claims arising out of Axesstel’s breach of this Agreement or the Consulting Agreement, or any other claims which may arise after the date of execution.

4. Knowing Waiver of Employment-Related Claims. Kwon understands and agrees that, with the exception of potential employment-related claims identified below, he is waiving any and all rights he may have had, now has, or in the future may have, to pursue against any of the Releasees any and all remedies available to him under any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Federal Rehabilitation Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws), perquisites of employment (including but not limited to claims relating to stock and/or stock options) and/or employment discrimination. Claims not covered by the release provisions of this Agreement are (i) claims for unemployment insurance benefits, (ii) claims under the California Workers’ Compensation Act, and (iii) claims for indemnity under the California Labor Code, (iv) claims arising from Axesstel’s nonperformance under this Agreement and (v) any challenge to the validity of Kwon’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, (“ADEA”) as set forth in paragraph 6 below. Kwon expressly waives any right to recovery of any type, including damages and reinstatement, in any administrative or court action, whether state or federal, and whether brought by him or on his behalf, related in any way to the matters released herein.

5. Knowing Waiver of ADEA Claims. Kwon acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the federal Age Discrimination in Employment Act of 1967, as amended. He also acknowledges that the consideration given for this waiver and release is in addition to anything of value to which he was already was entitled. Kwon further acknowledges that he has been advised by this writing, as required by law, that: (a) his waiver and release specified in this paragraph do not apply to any rights or claims that may arise after the date he signs this Agreement or to any challenge to the validity of this waiver of ADEA claims; (b) he has been advised hereby that he has the right to consult with an attorney prior to executing this Agreement; (c) he has twenty one (21) days to consider this Agreement (although he may choose to voluntarily execute this Agreement earlier); (d) he has seven (7) days following his execution of this Agreement to revoke the Agreement (in writing); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Agreement is executed by Kwon.

6. Waiver of Civil Code § 1542. Axesstel and Kwon expressly waive any and all rights and benefits conferred upon them by Section 1542 of the Civil Code of the State of California, which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Axesstel and Kwon expressly agree and understand that the release given by them pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which they may have against each other or any of the other Releasees.

7. Severability of Release Provisions. Axesstel and Kwon agree that if any provision of the release given by them under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.

8. Representation Regarding Legal Actions. Axesstel and Kwon represent that, as of the date of this Agreement, they have not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against each other or the other Releasees in any court or any with any governmental agency. Except for claims preserved by law or expressly by this Agreement, Axesstel and Kwon promise they will never sue each other or any of the other Releasees, or otherwise institute or participate in any legal or administrative proceedings against each other or any of the other Releasees, with respect to any claim covered by the release provisions of this Agreement, unless they are compelled by legal process to do so. Axesstel and Kwon promise and agree that they shall not advocate or incite the institution of, or assist or participate in, any suit, complaint, charge or administrative proceeding by any other person against each other or any of the other Releasees, unless compelled by legal process to do so.

9. Promise to Maintain Confidentiality of Axesstel’s Confidential Information. Kwon acknowledges that due to the position he has occupied and the responsibilities he has had at Axesstel, he has received confidential information concerning Axesstel’s products, procedures, customers, sales, prices, contracts, and the like. Kwon hereby promises and agrees that, unless compelled by legal process, he will not disclose to others and will keep confidential all information he has received while employed by Axesstel concerning Axesstel’s products and procedures, the identities of Axesstel’s customers, Axesstel’s sales, Axesstel’s prices, the terms of any of Axesstel’s contracts with third parties, and the like. Kwon agrees that a violation by him of the foregoing obligation to maintain the confidentiality of Axesstel’s confidential information will constitute a material breach of this Agreement. Kwon specifically confirms that he will continue to comply with the terms of the Employee Innovations and Proprietary Rights Assignment Agreement dated as of January 9, 2004 and executed by Kwon and Axesstel.

10. Integrated Agreement. The parties acknowledge and agree that no promises or representations were made to them which do not appear written herein and that this Agreement contains the entire agreement of the parties on the subject matter thereof. The parties further acknowledge and agree that parole evidence shall not be required to interpret the intent of the parties.

11. Voluntary Execution. The parties hereby acknowledge that they have read and understand this Agreement and that they sign this Agreement voluntarily and without coercion.

12. Waiver, Amendment and Modification of Agreement. The parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.

13. Representation by Counsel. The parties acknowledge that they have had the opportunity to be represented in negotiations for the preparation of this Agreement by counsel of their own choosing, and that they have entered into this Agreement voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other party or parties or any attorneys, other than those contained within this Agreement. The parties further agree that if any of the facts or matters upon which they now rely in making this Agreement hereafter prove to be otherwise, this Agreement will nonetheless remain in full force and effect.

14. California Law. The parties agree that this Agreement and its terms shall be construed under California law, without regard to any choice of law provisions.

15. Drafting. The parties agree that this Agreement shall be construed without regard to the drafter of the same and shall be construed as though each party to this Agreement participated equally in the preparation and drafting of this Agreement.

16. Counterparts. This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document.

17. Period to Consider Terms of Agreement. Kwon acknowledges that this Agreement was presented to him on March 13, 2008 and that he is entitled to have up to twenty-one (21) days’ time in which to consider the terms of this Agreement. Kwon acknowledges that he has obtained the advice and counsel from the legal representative of his choice and executes this Agreement having had sufficient time within which to consider its terms. Kwon represents that if he executes this Agreement before 21 days have elapsed, he does so voluntarily, upon the advice and with the approval of his legal counsel, and that he voluntarily waives any remaining consideration period. Kwon understand that if not executed on or before April 4, 2008, this Agreement shall expire and may not be executed thereafter.

18. Revocation of Agreement. Kwon understands that after executing this Agreement, he has the right to revoke it within seven (7) days after his execution of it. Kwon understands that this Agreement will not become effective and enforceable unless the seven-day revocation period passes and Kwon does not revoke the Agreement in writing. Kwon understands that this Agreement may not be revoked after the seven-day revocation period has passed. Kwon understands that any revocation of this Agreement must be made in writing and delivered to Axesstel’s General Counsel within the seven-day period.

19. Effective Date. This Agreement shall become effective and binding upon the parties eight (8) days after Kwon’s execution thereof, so long as he has not revoked it within the time period and in the manner specified in paragraph 21, above.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

Dated: March 13, 2008	/s/ Mike Kwon
Mike Kwon

AXESSTEL, INC.

Dated: March 13, 2008	By:	/s/ Clark Hickock
Clark Hickock , Chief Executive Officer